EXHIBIT 99.1
IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
Summary of Imation’s Historical Results with Specialty Papers Presented as a Discontinued Operation
(In millions, except for per share amounts)
(Unaudited)

	2003	2004					2005
	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total

Net revenues	$1,110.6	$326.3	$272.3	$259.3	$315.8	$1,173.7	$315.0	$301.5	$616.5
Cost of goods sold	790.0	236.2	205.2	200.3	244.2	885.9	232.7	226.3	459.0

Gross profit	320.6	90.1	67.1	59.0	71.6	287.8	82.3	75.2	157.5

Operating income:
Selling, general and administrative	163.9	44.1	41.5	38.6	37.3	161.5	38.4	38.0	76.4
Research and development	56.4	15.1	14.5	13.7	13.2	56.5	12.6	13.4	26.0
Litigation	(1.0)	—	—	—	—	—	—	—	—
Restructuring and other	(7.2)	—	3.1	—	22.1	25.2	—	—	—

Total	212.1	59.2	59.1	52.3	72.6	243.2	51.0	51.4	102.4

Operating income	108.5	30.9	8.0	6.7	(1.0)	44.6	31.3	23.8	55.1

Other (income) and expense:
Interest income	(5.9)	(1.1)	(1.0)	(1.3)	(1.7)	(5.1)	(2.1)	(2.3)	(4.4)
Interest expense	1.3	0.1	0.2	0.2	0.1	0.6	0.1	0.2	0.3
Other, net	2.1	1.0	1.1	0.6	2.5	5.2	3.7	1.1	4.8

Total	(2.5)	—	0.3	(0.5)	0.9	0.7	1.7	(1.0)	0.7

Income from continuing operations before taxes	111.0	30.9	7.7	7.2	(1.9)	43.9	29.6	24.8	54.4

Income tax provision	36.1	10.8	1.8	(1.5)	(3.7)	7.4	(1.2)	9.0	7.8

Income from continuing operations	74.9	20.1	5.9	8.7	1.8	36.5	30.8	15.8	46.6

Discontinued Operations:
Income (loss) from discontinued operations, net of taxes	7.1	1.3	0.9	0.9	(9.7)	(6.6)	0.6	5.5	6.1

Net income	$82.0	$21.4	$6.8	$9.6	$(7.9)	$29.9	$31.4	$21.3	$52.7

Basic earnings per common share:
Continuing operations	$2.11	$0.57	$0.17	$0.25	$0.05	$1.04	$0.91	$0.47	$1.38
Discontinued operations	$0.20	$0.04	$0.03	$0.03	$(0.29)	$(0.19)	$0.02	$0.16	$0.18
Net income	$2.31	$0.60	$0.20	$0.27	$(0.23)	$0.85	$0.93	$0.63	$1.56

Diluted earnings per common share:
Continuing operations	$2.06	$0.56	$0.16	$0.24	$0.05	$1.03	$0.90	$0.46	$1.36
Discontinued operations	$0.20	$0.04	$0.02	$0.03	$(0.28)	$(0.19)	$0.02	$0.16	$0.18
Net income	$2.26	$0.59	$0.19	$0.27	$(0.23)	$0.84	$0.92	$0.62	$1.54

Weighted average basic shares outstanding	35.5	35.4	35.5	35.0	33.9	35.0	33.8	33.7	33.7
Weighted average diluted shares outstanding	36.3	36.2	36.4	35.7	34.4	35.6	34.2	34.3	34.3